Dice Holdings, Inc. Announces CEO Transition;
Michael Durney to Succeed Scot Melland

New York, NY - July 24, 2013 - Dice Holdings, Inc. (NYSE: DHX) today announced the following changes to the Company’s executive team and board of directors to take effect on September 30, 2013.

•	Michael Durney, EVP, Industry Brands Group and CFO, will succeed Scot Melland as President and CEO.

•	Mr. Durney will join the Company’s board of directors as a director.

•	Mr. Melland will remain a director on the Company’s board, but will relinquish his role as chairman of the board.

•	Peter Ezersky, who has been a director since August 2005 and currently serves as chairman of the nominating and corporate governance committee, will assume the chairman role of the board of directors.
Peter Ezersky, chairman of the nominating and corporate governance committee and chairman of the board-designate, commented, “Mike possesses a wealth of experience and knowledge having worked across our brands while serving in a range of strategic roles. He successfully guided Rigzone with an open minded approach that increased revenue growth and enhanced operating discipline, while completing multiple transactions. We believe Mike’s elevation to CEO is a natural fit as we enter the next phase of Dice Holdings’ evolution.”
Mr. Ezersky, continued, “On behalf of the board of directors, we thank Scot for his dedication and commitment throughout his 12-year tenure. His leadership and long-term vision through multiple employment cycles was instrumental in building Dice Holdings into a global leader in online recruiting, and we respect his decision to step down. We look forward to his continued contribution in his role as a director on our board.”
“With a portfolio of valuable brands and loyal users, coupled with our Open Web technology, we are in a strong position to capitalize on additional opportunities, including expanding our tech recruiting business outside North America,” said Michael Durney, EVP, Industry Brands Group, CFO and CEO-designate. “While our specialty focus will remain unchanged, we do expect to accelerate our plans in several key areas. I am excited to continue to work with our teams worldwide who focus every day on delivering the best experience for our customers and the professionals we serve.”
Scot Melland, Chairman, President & CEO, stated “It has been a privilege to lead Dice Holdings for more than a decade, and to oversee the expansion of our operations from an initial focus on one brand serving one market to a global leader in online recruiting covering several verticals and country markets. This was only attainable as a result of the collective effort of all of our employees. I look forward to continuing to provide guidance and counsel in my role as a director, as well as assisting Mike through the transition.”
Mr. Durney has been with the Company since joining Dice Holdings’ predecessor as the SVP, Finance and CFO in 2000. Mr. Durney added strategic and operational leadership responsibility for Rigzone, after the acquisitions of the Company’s energy brands in 2010. Earlier in 2013, he added Dice Holdings’ remaining industry-focused brands, eFinancialCareers and Health Callings. Over the course of his tenure, Mr. Durney has led nine acquisitions, taken the Company public and provided counsel to all of Dice Holdings’ services.
About Dice Holdings, Inc.
Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.
Investors & Media Contact:
Jennifer Bewley
VP, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
ir@dice.com